UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 4, 2013

TD Ameritrade Holding Corporation

(Exact name of registrant as specified in its charter)

Delaware	1-35509	82-0543156
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

200 South 108th Avenue Omaha, Nebraska	68154
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (402) 331-7856

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-(c))

Item 1.01 Entry Into a Material Definitive Agreement.

On December 4, 2013, TD Ameritrade Holding Corporation (“TD Ameritrade”) entered into Amendment No. 5 to the Stockholders Agreement, dated as of June 22, 2005, as amended (the “Stockholders Agreement”), among TD Ameritrade, TD Luxembourg International Holdings S.a.r.l. (“TD Lux”), The Toronto-Dominion Bank (together with TD Lux, “TD”), and J. Joe Ricketts, his wife and certain trusts created for the benefit of their family (collectively, the “R Parties”). TD through TD Lux owns approximately 232 million shares of common stock of TD Ameritrade, and the R Parties own approximately 67 million shares of common stock of TD Ameritrade. In addition, TD Ameritrade transacts business and has extensive relationships with TD and certain of its affiliates, a description of which is contained in TD Ameritrade’s proxy statement filed with the SEC on January 3, 2013 and in TD Ameritrade’s Annual Report on Form 10-K, filed with the SEC on November 22, 2013, both of which are incorporated herein by reference.

Under Amendment No. 5 all of the terms and conditions of the Stockholders Agreement continue in full force and effect except as described below.

	Summary	Location
Term	The term is extended from January 24, 2016 until January 24, 2021	§6.3(c)(ii)

Ricketts Holders	Beginning January 24, 2016, the R Parties shall be removed as parties to the Stockholders Agreement.	Entire Stockholders Agreement

TD Ownership Limitations	The amount of common stock of TD Ameritrade that TD is entitled to own remains unchanged at 45%. However, in determining the amount owned by TD, beginning January 24, 2016, instead of excluding up to 1% of securities that TD holds for clients and in other capacities in the ordinary course of their business (“ordinary course securities”), up to 2% of ordinary course securities will be excluded.	Definition of TD Ownership Limitation Percentage

Future Stock Repurchases	Beginning January 24, 2016, in the event repurchases of TD Ameritrade common stock by TD Ameritrade cause TD’s ownership to exceed 45%, TD shall use reasonable efforts to sell or dispose of such excess stock, subject to TD’s commercial judgment as to optimal timing, amount and method of sales with a view to maximizing proceeds from any such sales. TD has no absolute obligation to reduce the number of TD Ameritrade common stock it owns to 45% by the termination of the Stockholders Agreement. However, beginning January 24, 2016 but prior to the termination of the Stockholders Agreement, TD will vote any such excess stock on any matter submitted to the holders of the TD Ameritrade stock for a vote in the same proportions as all the outstanding shares of stock held by holders other than TD and its Affiliates are voted. In addition, from and after the date of termination of the Stockholders Agreement, TD will vote such excess shares as of the date of termination of the Stockholders Agreement on any matter submitted to the holders of TD Ameritrade stock for a vote in the same proportions as all the outstanding shares of stock held by holders other than TD and its Affiliates are voted.	§2.1(e)

Ordinary Course Securities	Beginning January 24, 2016, in the event TD owns more than 45% of the outstanding voting stock of TD Ameritrade and TD owns ordinary course securities in excess of 1% of the outstanding voting common stock of TD Ameritrade, then TD will, within 6 months after the date its ordinary course securities exceed 1% of the outstanding voting stock of TD Ameritrade, sell such ordinary course securities to the extent TD has sole or shared voting power over such securities (or, at TD’s sole option, sell an equivalent number of non-ordinary course securities), subject to certain specified exceptions. During the period in which TD owns more than 45% of the outstanding voting stock of TD Ameritrade and TD owns ordinary course securities in excess of 1% of the outstanding voting common stock of TD Ameritrade, TD will vote shares of ordinary course securities that it holds in excess of 1% of the outstanding voting common stock of TD Ameritrade on any matter submitted to the holders of the TD Ameritrade stock for a vote in the same proportions as all the outstanding shares of stock held by holders other than TD and its Affiliates.	§2.1(f)

Bank Ownership Restrictions

The exception set forth in Section 5.4(c)(i) was amended in its entirety to read as follows: (i) as a result of a business combination transaction approved by the board and involving a person not more than 75% of whose consolidated revenues for its most recently completed fiscal year were generated by one or more insured depository institutions and as to which (1) TD has elected to acquire such person’s insured depository institutions at a price mutually agreed between TD Ameritrade and TD, (2) TD Ameritrade divests (or causes the seller to divest) completely such insured depository institutions before closing or (3) TD otherwise consents to the business combination transaction with such person.

§5.4(c)(i)

Compliance Protocols	As long as TD Ameritrade is deemed to be a “subsidiary” of TD under the U.S. Bank Holding Company Act, TD Ameritrade, under the oversight of the Outside Independent Directors Committee, shall cooperate on a reasonable basis with TD to implement enhanced information sharing and operational protocols to ensure compliance with U.S. and Canadian banking laws and guidelines as applicable from time to time.	§5.4(d)

This summary of Amendment No. 5 is qualified in its entirety by reference to the complete terms and conditions of the Amendment No. 5, which is attached as Exhibit 10.1 and incorporated by reference herein.

Item 9.01 Financial Statements and Exhibits

(d) Exhibits

Exhibit Number	Description

10.1	Amendment No. 5 to the Stockholders Agreement, dated as of June 22, 2005, among TD Ameritrade Holding Corporation, TD Luxembourg International Holdings S.a.r.l., The Toronto-Dominion Bank, J. Joe Ricketts, his wife and certain trusts created for the benefit of their family

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TD AMERITRADE HOLDING CORPORATION

Date: December 5, 2013	By:	/s/ William J. Gerber
Name: William J. Gerber Title: Chief Financial Officer

EXHIBIT INDEX

Exhibit Number	Description

10.1	Amendment No. 5 to the Stockholders Agreement, dated as of June 22, 2005, among TD Ameritrade Holding Corporation, TD Luxembourg International Holdings S.a.r.l., The Toronto-Dominion Bank, J. Joe Ricketts, his wife and certain trusts created for the benefit of their family

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